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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 46 to the Registration Statement on Form N-4 of AUL American Unit Trust of our report dated April 5, 2019, relating to the statutory financial statements of American United Life Insurance Company, and our report dated April 29, 2019, relating to the financial statements and financial highlights of the subaccounts of AUL American Unit Trust listed in such report, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts", "Condensed Financial Information", and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/PricewaterhouseCoopers LLP.
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Indianapolis, Indiana
April 29, 2019

PRICEWATERHOUSECOOPERS LLP, 101 W. WASHINGTON STREET, SUITE 1300, INDIANAPOLIS, INDIANA 46204
T: +(317) 222-2202, F: +(317) 940-7660, www.pwc.com/us